Exhibit 2.3

DESCRIPTION OF SECURITIES

REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

As of December 31, 2023, Cellectis S.A. (the “Company,” “we,” “us,” and “our”) had the following series of securities registered pursuant to Section 12(b) of the Exchange Act:

Title of Each Class	Trading Symbol	Name of each exchange on which registered
American Depositary Shares, each representing 1 share, nominal value €0.05 per share Ordinary Shares, nominal value €0.05 per share*	CLLS	NASDAQ Global Market

*	Not for trading, but only in connection with the registration of American Depositary Shares.

American Depositary Shares (“ADSs”), each representing one ordinary share, nominal value €0.05 per share of Cellectis S.A. (the “shares”), have been available in the United States through an American Depositary Receipt (“ADR”) program. This program was established pursuant to the deposit agreement that we entered into with Citibank, N.A. (“Citibank”), as depositary (“Deposit Agreement”) in 2015 in connection with our initial public offering. Each ADS represents one ordinary share deposited with Citibank Europe plc, located at 388 Greenwich Street, New York, New York 10013, or any successor, as custodian for the depositary (the “Custodian”).

Our ADSs have been listed on the NASDAQ Global Market (“NASDAQ”) since March 2015 and are traded under the symbol CLLS. In connection with this NASDAQ listing (but not for trading), the shares are registered under Section 12(b) of the Exchange Act. Our ordinary shares have been trading on Euronext Growth market of Euronext Paris under the symbol “ALCLS” since February 7, 2007. Prior to that date, there was no public trading market for our ordinary shares. The transfer agent and registrar for our ordinary shares is Société Générale Securities Services.

This exhibit contains a description of the rights of (i) the holders of shares and (ii) ADR holders. Shares underlying the ADSs are held by Citibank, the depositary, and holders of ADSs will not be treated as holders of the shares.

The following summaries are not intended to be exhaustive and, in the case of our shares, such summary is subject to, and qualified in its entirety by, Cellectis’ By-laws and by French law and in the case of our ADSs, such summary is subject to, and qualified in its entirety by, the terms of the Deposit Agreement. Such summaries do not address all of the provisions of the By-laws or French law or of the Deposit Agreement, and do not purport to be complete. Our By-laws and the Deposit Agreement are each attached as exhibits to our Annual Report.

Capitalized terms not otherwise defined in this exhibit have the meanings given to them in Cellectis’ annual report on Form 20-F for which this exhibit is provided (the “Annual Report”).

SHARES OF THE COMPANY

The description below reflects certain terms of our By-laws, and summarizes the material rights of holders of our ordinary shares under French law.

General

As of December 31, 2023, our outstanding share capital consisted of a total of 71,751,201 issued and outstanding ordinary shares, with nominal value €0.05 per share.

We had no preferred shares outstanding as of December 31, 2023.

Pursuant to the shareholders meeting held on December 22, 2023, two categories of preferred shares, “class A” preferred shares and “class B” preferred shares, have been created. The specific rights and obligations pertaining to these preferred shares are defined in our By-laws.

Specific provisions applicable to the “class A” preferred shares and “class B” preferred shares

“Class A” preferred shares and “class B” preferred shares will only be issued to the benefit of AstraZeneca Holdings B.V. (“AZ Holdings”); they are not transferrable except to an affiliate (as defined in our By-laws) of AZ Holdings. “Class A” preferred shares and “class B” preferred shares are held in registered form (nominatif pur) and are not admitted to trading to any stock exchange.

Any holder of “class A” preferred shares will be entitled, by notice in writing to the Company, to require conversion into ordinary shares of some or all of the “class A” preferred shares held at any time and, unless otherwise agreed in writing by the Company and the relevant “class A” preferred shares holder, those “class A” preferred shares shall convert automatically on the third business day after the date of such notice. The “class A” preferred shares will convert into ordinary shares on the basis of one ordinary share for each “class A” preferred share held (the “Conversion Ratio”). The ordinary shares resulting from such conversion shall in all other respects rank pari passu with the existing issued ordinary shares.

“Class B” preferred shares will not carry any voting rights during a period of 74 years from their subscription, except relating to the payment of any dividend or distribution decided by our shareholders’ meeting (including a repurchase or redemption of any shares in the capital of the Company). Any “class B” preferred shares shareholder will be entitled, by notice in writing to the Company, to require conversion into ordinary shares of some or all of the “class B” preferred shares held by such shareholder at any time and, unless otherwise agreed in writing by the Company and the relevant “class B” preferred shares holder, those “class B” preferred shares would convert automatically on the third business day after the date of such notice. The “class B” preferred shares would convert into ordinary shares on the basis of the Conversion Ratio. The ordinary shares resulting from such conversion shall in all other respects rank pari passu with the existing issued ordinary shares.

Notwithstanding the above, any “class A” preferred shares and/or “class B” preferred shares outstanding would automatically convert into ordinary shares on the basis of the Conversion Ratio upon the acquisition by any person of such number of ordinary shares causing such person to hold over 90% of the share capital and voting rights of the Company.

“Class A” preferred shares and “class B” preferred shares also would have preference rights and restrictions, described below.

Rights, Preferences and Restrictions Attaching to Ordinary Shares and Preferred Shares

Dividends. We may only distribute dividends out of our “distributable profits,” plus any amounts held in our reserves that the shareholders decide to make available for distribution, other than those reserves that are specifically required to be maintained by law. “Distributable profits” consist of our unconsolidated net profit in each fiscal year, as increased or reduced by any profit or loss carried forward from prior years, less any contributions to the reserve accounts pursuant to French law (see below under “—Legal Reserve”).

Legal Reserve. Pursuant to French law, we must allocate at least 5% of our unconsolidated net profit for each year to our legal reserve fund before dividends may be paid with respect to that year. Such allocation is compulsory until the amount in the legal reserve is equal to 10% of the aggregate par value of our issued and outstanding share capital. This restriction on the payment of dividends also applies to our French subsidiaries on an unconsolidated basis.

Approval of Dividends. Pursuant to French law, our board of directors may propose a dividend and/or reserve distribution for approval by the shareholders at the annual ordinary general meeting.

Upon recommendation of our board of directors, our shareholders may decide to allocate all or part of any distributable profits to special or general reserves, to carry them forward to the next fiscal year as retained earnings or to allocate them to the shareholders as dividends. However, dividends may not be distributed when as a result of such distribution our net assets are or would become lower than the amount of the share capital plus the amount of the legal reserves which, under French law, may not be distributed to shareholders.

Our board of directors may distribute interim dividends after the end of the fiscal year but before the approval of the financial statements for the relevant fiscal year when the interim balance sheet, established during such year and examined by an auditor, reflects that we have earned distributable profits since the close of the last financial year, after recognizing the necessary depreciation and provisions and after deducting prior losses, if any, and the sums to be allocated to reserves, as required by law or the By-laws, and including any retained earnings. The amount of such interim dividends may not exceed the amount of the profit so defined.

Distribution of Dividends. Dividends are distributed to shareholders proportionally to their shareholding interests. In the case of interim dividends, distributions are made to shareholders on the date set by our board of directors during the meeting in which the distribution of interim dividends is approved. The actual dividend payment date is decided by the shareholders at an ordinary general shareholders’ meeting or by our board of directors in the absence of such a decision by the shareholders. Shareholders that own shares on the actual payment date are entitled to the dividend.

Dividends may be paid in cash or, if the shareholders’ meeting so decides, in kind, provided that all the shareholders receive a whole number of assets of the same nature paid in lieu of cash. Our By-laws provide that, subject to a decision of the shareholders’ meeting taken by ordinary resolution, each shareholder may be given the choice to receive such shareholder’s dividend in cash or in shares.

Timing of Payment. Pursuant to French law, dividends must be paid within a maximum period of nine months following the end of the relevant fiscal year. An extension of such timeframe may be granted by court order. Dividends that are not claimed within a period of five years after the payment date will be deemed to expire and revert to the French state.

Voting Rights. Each of our ordinary shares and “class A” Preferred Share entitles its holder to vote and be represented in the shareholders’ meetings in accordance with the provisions of French law and of our By-laws. “Class B” preferred shares will, when issued, not carry any voting rights during a period of 74 years from their subscription, except relating to the payment of any dividend or distribution decided by our shareholders’ meeting (including a repurchase or redemption of any shares in the capital of the Company).

The ownership of a share implies the acceptance of our By-laws and any decision of our shareholders.

In general, each shareholder is entitled to one vote per share at any general shareholders’ meeting. However, our By-laws provide that all ordinary shares held in registered form (actions nominatives) for more than two years will, when issued, be granted double voting rights. “Class A” preferred shares and “class B” preferred shares will not be eligible for double voting rights.

Under French law, treasury shares or shares held by entities controlled by us are not entitled to voting rights and are not taken into account for purposes of quorum calculation.

Under French law, directors are elected at the ordinary general shareholders’ meeting by a simple majority vote, and may be removed from office, with or without cause, at any shareholders’ meeting without notice or justification, by a simple majority vote. Our By-laws provide that directors are elected for a tenure of three years, with terms beginning upon the year of a director’s initial appointment. Pursuant to French law, the sections of the By-laws relating to the number of directors and election and removal of a director from office may only be modified by a resolution adopted by a two-thirds majority of the votes cast by our shareholders present, represented by a proxy or voting by mail at the meeting. The votes cast do not include votes attached to shares held by shareholders who did not take part in the vote, abstained or voted blank or null.

Rights to Share in Our Profit. Under French law, each share entitles its holder to a portion of the corporate profits and assets proportional to the amount of share capital represented thereby.

Rights to Share in the Surplus in the Event of Liquidation. If we are liquidated, after payment of the liabilities, including financial liabilities such as outstanding debt, the remaining assets shall be allocated as follows:

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first, the payment to all shareholders of up to an amount equal to the par value of their shares;

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then, the balance would be allocated to the holders of “class A” preferred shares and “class B” preferred shares (together the “preferred shares”) up to an amount per Preferred Share equal to its subscription price plus any declared but unpaid dividends attached to such Preferred Share (the “Liquidation Preference”);

it being agreed that in case there should not be enough proceeds for the payment in full of the Liquidation Preference to the holders of preferred shares, the aforesaid amount would be allocated among the holders of preferred shares pro rata in the maximum amount respectively due to each of them;

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then, the balance (if any) would be allocated among the holders of ordinary shares, “class A” preferred shares and “class B” preferred shares pro rata based on the number of ordinary shares, “class A” preferred shares and “class B” preferred shares respectively held by each of them, provided that each holder of “class A” preferred shares and “class B” preferred shares would have the right to request that all or part of its “class A” preferred shares and “class B” preferred shares be converted into ordinary shares in accordance with the provisions of our By-laws.

Repurchase and Redemption of Shares. Under French law, we may acquire our own shares. Such acquisition may be challenged on the ground of market abuse regulations. However, Market Abuse Regulation (UE) No. 596/2014 of April 16, 2014 and its related delegated regulations (MAR) provides for safe harbor exemptions when the acquisition is made (i) under a buy-back program to be authorized by the shareholders in accordance with the provisions of Article L. 22-10-62 of the French Commercial Code and with the General Regulations of the French Financial Markets Authority (Autorité des marchés financiers or “AMF”) and (ii) for one of the following purposes which shall be provided for in the buy-back program:

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to decrease our share capital, provided that such a decision is not driven by losses and that a purchase offer is made to all shareholders on a pro rata basis, with the approval of the shareholders at an extraordinary general meeting; in this case, the shares repurchased must be cancelled within one month from their repurchase date;

•	to meet our obligations arising from debt financial instruments issued by us that are exchangeable into shares;

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to meet our obligations arising from share option programs, or other allocations of shares, to our employees or to our managers or the employees or managers of our affiliate. In this case the shares repurchased must be distributed within 12 months from their repurchase, after which they must be cancelled.

In addition, we benefit from a simple exemption when the acquisition is made under a liquidity contract complying with the general regulations of, and market practices accepted by, the AMF. All other purposes, and especially share buy-backs made for external growth operations in pursuance of Article L. 22-10-62 of the French Commercial Code, while not forbidden, must be pursued in strict compliance of market manipulation and insider dealing rules.

Under MAR and in accordance with the General Regulations of the AMF, a corporation shall report to the AMF, no later than by the end of the seventh daily market session following the date of the execution of the transaction, all transactions relating to the buy-back program, in a detailed form and in an aggregated form. In addition, we shall provide to the AMF, on a monthly basis, and to the public, on a quarterly basis, a summary report of any transactions made under a liquidity contract.

The decision to repurchase shares in order to decrease our share capital shall not be driven by losses and a purchase offer shall be made to all shareholders on a pro rata basis, with the approval of the shareholders at the extraordinary general meeting deciding the capital reduction; in this case, the shares repurchased must be cancelled within one month from their repurchase date.

In any case, no such repurchase of shares may result in us holding, directly or through a person acting on our behalf, more than (i) 10% of our issued share capital, or (ii) 5% of our issued share capital in case of repurchase of shares to be used in payment or in exchange in the context of a merger, division or transfer of assets. Shares repurchased by us continue to be deemed “issued” under French law but are not entitled to dividends and/or voting rights so long as we hold them directly or indirectly, and we may not exercise the preemptive rights attached to them.

Sinking Fund Provisions. Our By-laws do not provide for any sinking fund provisions.

Liability to Further Capital Calls. Shareholders are liable for corporate liabilities only up to the par value of the shares they hold; they are not liable to further capital calls.

Requirements for Holdings Exceeding Certain Percentages. There are no such requirements, except as described under “—Form, Holding and Transfer of Shares—Ownership of Shares and ADSs by Non-French Persons.”

Actions Necessary to Modify Shareholders’ Rights

Shareholders’ rights may be modified as allowed by French law. Only the extraordinary shareholders’ meeting is authorized to amend any and all provisions of our By-laws. It may not, however, increase any of the shareholders’ commitments without the prior approval of each shareholder.

The holders of “class A” preferred shares would meet at a special meeting to vote on any modification of their rights. See below under “—Rules for Admission to and Calling Annual Shareholders’ Meetings and Extraordinary Shareholders’ Meetings—Special Meetings.”

Special Voting Rights of Warrant Holders

Under French law, the holders of warrants of the same class (i.e., warrants that were issued at the same time and with the same rights), including warrants (BSA), are entitled to vote as a separate class at a general meeting of that class of warrant holders under certain circumstances, principally in connection with any proposed modification of the terms and conditions of the class of warrants or any proposed issuance of preferred shares or any modification of the rights of any outstanding class or series of preferred shares.

Rules for Admission to and Calling Annual Shareholders’ Meetings and Extraordinary Shareholders’ Meetings

Access to, Participation in and Voting Rights at Shareholders’ Meetings. The right to participate in a shareholders’ meeting is granted to all the shareholders, regardless of the number of shares they hold, whose shares are fully paid up and for whom a right to attend shareholders’ meetings has been established by registration of their shares in the names or names of the authorized intermediary acting on their behalf on the second business day prior to the shareholders’ meeting at midnight (Paris time), either in the registered shares accounts held by the Company or in the bearer shares accounts held by the authorized intermediary.

Each shareholder may attend the meetings and vote (1) in person, or (2) by granting a proxy to any person, or (3) by sending a proxy to us without indication of the beneficiary (in which case such proxy shall be cast in favor of the resolutions supported by the board of directors), or (4) by correspondence, or (5) by videoconference or another means of telecommunication organized by the board of directors and allowing identification of the relevant shareholder in accordance with applicable laws.

Shareholders may, in accordance with legal and regulatory requirements, send their vote or proxy, either by hard copy or via telecommunications means. Such vote or proxy must be received (1) at least three days prior to the meeting, in the case of hard copies, (2) by 3:00 p.m. (Paris time) on the day before the meeting, in the case of, electronic votes by email, (3) by the date of the meeting, in the case of a proxy granted to a designated person, and (4) by 3:00 p.m. (Paris time) on the day before the meeting, in the case of proxies without a designated attorney and therefore granted to the chairman of the meeting.

Shareholders sending their vote within the applicable time limit, using the form provided to them by us for this purpose, are deemed present or represented at the shareholders’ meeting for purposes of quorum and majority calculation.

The voting by correspondence form addressed by a shareholder is only valid for a single meeting or for successive meetings convened with the same agenda. To better understand the voting rights of the ADSs, see “Description of American Depositary Shares” below.

Notice of Annual Shareholders’ Meetings. Shareholders’ meetings are convened by our board of directors, or, failing that, by our statutory auditors, or by a court appointed agent or liquidator in certain circumstances, or by the majority shareholder in capital or voting rights following a public tender offer or exchange offer or the transfer of a controlling block on the date decided by the board of directors or the relevant person. Meetings are held at our registered offices or at any other location indicated in the convening notice. A meeting notice (avis de réunion) is published in the French Journal of Mandatory Statutory Notices (BALO) at least 35 days prior to the date of the shareholders’ meeting.

Additionally, a convening notice (avis de convocation) is published at least fifteen days prior to the date of the meeting in a legal gazette of the department in which the registered office of the company is located and in the French Journal of Mandatory Statutory Notices (BALO). Further, shareholders having held registered shares (actions nominatives) for at least one month at the time of the convening notice must be convened individually, by regular letter (or by registered letter if requested by the relevant shareholder) sent to their last known address.

When the shareholders’ meeting cannot deliberate due to the lack of the required quorum, the second meeting must be called at least ten days in advance in the same manner as used for the first notice.

All notices to the shareholders must further specify the conditions under which the shareholders may vote by correspondence.

Agenda and Conduct of Annual Shareholders’ Meetings. The agenda of the shareholders’ meeting shall appear in the notice to convene the meeting. The shareholders’ meeting may only deliberate on the items on the agenda except for the removal of directors and the appointment of their successors, which may be put to vote by any shareholder during any shareholders’ meeting. One or more shareholders representing the percentage of share capital required by French law (currently 5%), and acting in accordance with legal requirements and within applicable time limits, may request the inclusion of items or proposed resolutions on the agenda.

Shareholders’ meetings shall be chaired by the Chairman of the board of directors or, in his or her absence, by a director appointed for this purpose by the board of directors; failing which, the meeting itself shall elect a Chairman. Vote counting shall be performed by the two members of the meeting who are present and accept such duties, who represent, either on their own behalf or as proxies, the greatest number of votes.

Ordinary Shareholders’ Meeting. Ordinary shareholders’ meetings are those meetings called to make any and all decisions that do not result in a modification of our By-laws. An ordinary shareholders’ meeting shall be convened at least once a year within six months of the end of each fiscal year in order to approve the annual and consolidated accounts for the relevant fiscal year or, in case of postponement, within the period established by court order. Upon first notice, the meeting may validly deliberate only if the shareholders present or represented by proxy or voting by mail represent at least one-fifth of the shares entitled to vote. Upon second notice, no quorum is required. Decisions are made by a majority of the votes cast by the shareholders present, represented by proxy, or voting by mail. The votes cast do not include votes attached to shares held by shareholders who did not take part in the vote, abstained or voted blank or null.

Extraordinary Shareholders’ Meeting. Only an extraordinary shareholders’ meeting is authorized to amend our By-laws. It may not, however, increase shareholders’ commitments without the approval of each shareholder. Subject to the legal provisions governing share capital increases from reserves, profits or share premiums, the resolutions of the extraordinary meeting will be valid only if the shareholders present, represented by proxy or voting by mail represent at least one-fourth of all shares entitled to vote upon first notice, or one-fifth upon second notice. If the latter quorum is not reached, the second meeting may be postponed to a date no later than two months after the date for which it was initially called. Decisions are made by a two-thirds majority of the votes cast by the shareholders present, represented by proxy, or voting by mail. The votes cast do not include votes attached to shares held by shareholders who did not take part in the vote, abstained or voted blank or null.

In addition to the right to obtain certain information regarding us at any time, any shareholder may, from the date on which a shareholders’ meeting is convened until the fourth business day preceding the date of the shareholders’ meeting, submit written questions relating to the agenda for the meeting to our board of directors.

Our board of directors is required to respond to these questions during the meeting, except if the answers of the board are posted on the website of the Company at the latest at the end of the shareholders’ meeting. The board of directors may delegate one of our directors, the Chief Executive Officer or a deputy Chief Executive Officer, as the case may be, to respond.

Special Meetings

The holders of “class A” preferred shares would meet at a special meeting to vote on any modification of their rights. The special meeting of the holders of “class A” preferred shares may validly deliberate only if the holders present or represented hold at least one-third, after a first notice of meeting, or one fifth, after a second notice of meeting, of the “class A” preferred shares. Otherwise, the second meeting may be adjourned to a date that is no more than two months from that on which it had been called.

The holders of “class B” preferred shares would meet at a special meeting to vote on any modification of their rights. The special meeting of the holders of “class B” preferred shares may validly deliberate only if the shareholders present or represented hold at least one-third, after a first notice of meeting, or one fifth, after a second notice of meeting, of the “class B” preferred shares. Otherwise, the second meeting may be adjourned to a date that is no more than two months from the date on which it had been called.

Provisions Having the Effect of Delaying, Deferring or Preventing a Change in Control of the Company

Provisions contained in our By-laws and the corporate laws of France, the country in which we are incorporated, could make it more difficult for a third-party to acquire us, even if doing so might be beneficial to our shareholders. In addition, provisions of French law and our By-laws impose various procedural and other requirements which could make it more difficult for shareholders to effect certain corporate actions. These provisions include the following:

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provisions of French law allowing the owner of 90% of the share capital or voting rights of a public company to force out the minority shareholders following a tender offer made to all shareholders are only applicable to companies listed on a regulated market or a multilateral trading facility in a Member State of the EU or in a state party of the European Economic Area Agreement, including the main French stock exchange, and will therefore be applicable to us only if we continue to dual-list in France;

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a merger (i.e., in a French law context, a stock-for-stock exchange after which our company would be dissolved without being liquidated into the acquiring entity and our shareholders would become shareholders of the acquiring entity) of our company into a company incorporated in the European Union would require the approval of our board of directors as well as a two-thirds majority of the votes cast by the shareholders present, represented by proxy or voting by mail at the relevant meeting. The votes cast do not include votes attached to shares held by shareholders who did not take part in the vote, abstained or voted blank or null;

•	a merger of our company into a company incorporated outside of the European Union would require the unanimous approval of our shareholders;

•	in a French law context, a cash merger is treated as a share purchase and would require the consent of each participating shareholder;

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our shareholders have granted and may grant in the future our board of directors broad authorizations to increase our share capital or to issue additional ordinary shares or other securities (for example, warrants)

to our shareholders, the public or qualified investors, including as a possible defense following the launching of a tender offer for our shares;

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our shareholders have preferential subscription rights proportional to their shareholding in our company on the issuance by us of any additional shares or securities giving the right, immediately or in the future, to new shares for cash or a set-off of cash debts, which rights may only be waived by the extraordinary general meeting (by a two-thirds majority vote) of our shareholders or on an individual basis by each shareholder;

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our board of directors has the right to appoint directors to fill a vacancy created by the resignation or death of a director, subject to ratification by the shareholders of such appointment at the next shareholders’ meeting, which prevents shareholders from having the sole right to fill vacancies on our board of directors;

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our board of directors can only be convened by our Chairman (and our Chief Executive Officer, if different from the Chairman of the board of directors, may request that the Chairman of the board of directors to convene the board of directors), or, when no board of directors meeting has been held for more than two consecutive months, by directors representing at least one third of the total number of directors;

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our board of directors’ meetings can only be regularly held if at least half of the directors attend either physically or by way of videoconference or teleconference enabling the directors’ identification and ensuring their effective participation in the board of directors’ decisions;

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our shares take the form of bearer securities or registered securities, if applicable legislation so permits, according to the shareholder’s choice. Issued shares are registered in individual accounts opened by us or any authorized intermediary (depending on the form of such shares), in the name of each shareholder and kept according to the terms and conditions laid down by the legal and regulatory provisions;

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under French law, a non-French resident as well as any French entity controlled by non-French residents may have to file a declaration for statistical purposes with the Bank of France (Banque de France) following the date of certain foreign investments in us. Additionally, certain investments in a French company relating to certain strategic industries by individual or entities not residents in a member State of the European Union are subject to the prior authorization of the French Ministry of Economy, see below “Form, Holding and Transfer of Shares—Ownership of Shares and ADSs by Non-French Persons;”

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approval of at least a majority of the votes cast by the shareholders present, represented by a proxy, or voting by mail at the relevant ordinary shareholders’ general meeting is required to remove directors with or without cause;

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advance notice is required for nominations to the board of directors or for proposing matters to be acted upon at a shareholders’ meeting, except that a vote to remove and replace a director can be proposed at any shareholders’ meeting without notice;

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in the event where certain ownership thresholds would be crossed, a number of disclosures should be made by the relevant shareholder in addition to certain obligations; see “—Declaration of Crossing of Ownership Thresholds;”

•	our By-laws can be changed in accordance with applicable French laws and regulations;

•	transfers of shares must comply with applicable insider trading rules;

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pursuant to French law, the sections of the By-laws relating to the number of directors and election and removal of a director from office may only be modified by a resolution adopted by a two-thirds majority of the votes cast by our shareholders present, represented by a proxy or voting by mail at the meeting. The votes cast do not include votes attached to shares held by shareholders who did not take part in the vote, abstained or voted blank or null.

Declaration of Crossing of Ownership Thresholds

Subject to requirements of French law, our By-laws do not require any specified disclosure by shareholders that cross ownership thresholds with respect to our share capital, except as described under “—Form, Holding and Transfer of Shares—Ownership of Shares and ADSs by Non-French Persons.”

The absence of specific requirement in our By-laws is without prejudice to the following disclosures which are applicable to us according to French legal and regulatory provisions, it being provided that the following is a summary which is therefore not intended to be a complete description of applicable rules under French law:

•	Shareholders must make a declaration to us no later than the fourth trading day after such shareholder crosses the following thresholds: 5%, 10%, 15%, 20%, 25%, 30%, 33.33%, 50%, 66.66%, 90% and 95%.

•	Shareholders must make a declaration to the AMF no later than the fourth trading day after such shareholder crosses the following thresholds: 50% and 90%.

The above obligations of declaration apply when crossing each of the above-mentioned thresholds in an upward or downward direction.

In case of failure to declare shares or voting rights exceeding the fraction that should have been declared, such shares shall be deprived of voting rights at shareholders’ meetings for any meeting that would be held until the expiry of a period of two years from the date of regularization of the notification in accordance with Article L. 233-14 of the French Commercial Code. Additional sanctions may apply pursuant to Article L. 621-15 of the French Monetary and Financial Code.

Subject to certain exemptions, any shareholder crossing, alone or acting in concert, the 50% threshold must file a mandatory public tender offer.

Changes in Share Capital

Increases in Share Capital. Pursuant to French law, our share capital may be increased only with shareholders’ approval at an extraordinary general shareholders’ meeting following the recommendation of our board of directors. The shareholders may delegate to our board of directors either the authority (délégation de compétence) or the power (délégation de pouvoir) to carry out any increase in share capital in accordance with applicable laws.

Increases in our share capital may be effected by:

•	issuing additional shares;

•	increasing the par value of existing shares;

•	creating a new class of equity securities; and

•	exercising the rights attached to securities giving access to the share capital.

Increases in share capital by issuing additional securities may be effected through one or a combination of the following:

•	issuances in consideration for cash;

•	issuances in consideration for assets contributed in kind;

•	issuances through an exchange offer;

•	issuances by conversion of previously issued debt instruments;

•	issuances by capitalization of profits, reserves or share premium; and

•	subject to certain conditions, issuances by way of offset against debt incurred by us.

Decisions to increase the share capital through the capitalization of reserves, profits and/or share premium require shareholders’ approval at an extraordinary general shareholders’ meeting, acting under the quorum and majority requirements applicable to ordinary shareholders’ meetings. Increases in share capital effected by an increase in the par value of shares require unanimous approval of the shareholders, unless effected by capitalization of reserves, profits or share premium. All other capital increases require shareholders’ approval at an extraordinary general shareholders’ meeting acting under the regular quorum and majority requirements for such meetings.

Reduction in Share Capital. Pursuant to French law, any reduction in our share capital requires shareholders’ approval at an extraordinary general shareholders’ meeting. The share capital may be reduced either by decreasing the par value of the outstanding shares or by reducing the number of outstanding shares. The number of outstanding shares may be reduced by the repurchase and cancellation of shares. Holders of each class of shares must be treated equally unless each affected shareholder agrees otherwise.

Preferential Subscription Rights (Preemptive Rights). According to French law, if we issue additional shares or securities giving right, immediately or in the future, to new shares for cash, current shareholders will have preferential subscription rights to these securities on a pro rata basis. Preferential subscription rights entitle the individual or entity that holds them to subscribe proportionally to the number of shares held by them to the issuance of any securities increasing, or that may result in an increase of, our share capital by means of a cash payment or a set-off of cash debts. The preferential subscription rights may be transferred and/or sold during the subscription period relating to a particular offering. Pursuant to French law, the preferential subscription rights will be transferable during a period starting two working days prior to the opening of the subscription period and ending two working days prior to the closing of the subscription period.

The preferential subscription rights with respect to any particular offering may be waived at an extraordinary general meeting by a two-thirds majority of the votes cast by our shareholders, or individually by each shareholder. Our board of directors and our independent auditors are required by French law to present reports to the shareholders’ meeting that specifically address any proposal to waive the preferential subscription rights.

Further, to the extent permitted under French law, we may seek, during an extraordinary general shareholders’ meeting, the approval of the shareholders to waive their preferential subscription rights in order to authorize the board of directors to issue additional shares and/or other securities convertible or exchangeable into shares.

Form, Holding and Transfer of Shares—Ownership of Shares and ADSs by Non-French Persons

Form of Shares. Pursuant to our By-laws, ordinary shares may be held in registered or bearer form, at each shareholder’s discretion. “Class A” preferred shares and “class B” preferred shares may, when issued, only be held in registered form (nominatif pur).

Further, in accordance with applicable legal and regulatory provisions, we may request at any time from the authorized intermediary responsible for holding our shares the name or, in the case of a legal entity, the corporate name, nationality and address of holders of securities, giving immediate or future access to voting rights at our shareholders’ meetings, the number of securities they own and, where applicable, the restrictions attaching to such securities.

Holding of Shares. In accordance with French law concerning the “dematerialization” of securities, the ownership rights of shareholders are represented by book entries instead of share certificates. Shares are registered in individual accounts opened by us or any authorized intermediary, in the name of each shareholder and kept according to applicable legal and regulatory provisions.

Ownership of Shares and ADSs by Non-French Persons. Neither the French Commercial Code nor our By-laws presently impose any restrictions on the right of non-French residents or non-French shareholders to own and vote shares.

However, (a) any non-French citizen, (b) any French citizen not residing in France, (c) any non-French entity or (d) any French entity controlled by one of the aforementioned persons or entities may have to file a declaration for statistical purposes with the Bank of France (Banque de France) within twenty working days following the date of certain direct foreign investments in us, including any purchase of our ADSs. In particular, such filings are required in connection with investments exceeding €15,000,000 that lead to the acquisition of at least 10% of our Company’s share capital or voting rights or cross such 10% threshold (Articles R. 152-1 et seq. of the French Monetary and Financial Code). Violation of this filing requirement may be sanctioned by five years of imprisonment and a fine of up to twice the amount of the relevant investment. This amount may be increased fivefold if the violation is made by a legal entity.

Further, any investment:

(i)

by (a) any non-French citizen, (b) any French citizen not residing in France within the meaning of Article 4 B of the French Tax Code, (c) any non-French entity or (d) any French entity controlled by one of the aforementioned persons or entities;

(ii)

that will result in the relevant investor (a) acquiring control of an entity registered in France or an establishment registered in France, (b) acquiring all or part of a business line of an entity registered in France, (or (c) for non-EU or non-EEA investors crossing, directly or indirectly, alone or in concert, a 25% threshold of voting rights in an entity registered in France, or (d) crossing, directly or indirectly, alone or in concert, the threshold of 10% of the voting rights of a company incorporated under French law whose shares are admitted to trading on a regulated market; and

(iii)

developing activities in certain strategic industries related to (i) activity likely to prejudice national defense interests, participating in the exercise of official authority or are likely to prejudice public policy and public security (including weapons, double-use items, IT systems, cryptology, data capturing devices, gambling, toxic agents or storage of data), (ii) activities relating to essential infrastructure, goods or services (including energy, water, transportation, space, telecom, public health, farm products, processing and recycling of critical raw materials or media), and (iii) research and development activity related to critical technologies (including biotechnology, cybersecurity, artificial intelligence, robotics, additive manufacturing, semiconductors, quantum technologies, energy storage, photonics and renewable energy technologies) or dual-use items, is subject to the prior authorization of the French Ministry of Economy, pursuant to Articles L.151-1 et seq. and R. 151-1 et seq. of the French Monetary and Financial Code, as amended by the decree (décret) No. 2023-1293 dated December 28, 2023 and the order (arrêté) dated December 28, 2023 pursuant to the French foreign investment regime, which authorization may be conditioned on certain undertakings. For the purposes of (i) in the second bullet above, ownership of at least 40% of our share capital or voting rights is regarded as a controlling interest, but a lower percentage might be held to be a controlling interest in certain circumstances depending upon factors such as the acquiring party’s intention, the acquiring party’s ability to elect directors, and financial reliance by the company on the acquiring party.

The abovementioned (ii)(c) and (d) do not apply either to a natural person who is a national of a Member State of the European Union or of a State party to the Agreement on the European Economic Area which has concluded an administrative assistance agreement with France to combat fraud and tax evasion and who is domiciled in one of these States, or to an entity in which all the members of the control chain, within the meaning of II of Article R. 151-1 of the French Monetary and Financial Code, are governed by the law of one of these States or are nationals of and domiciled in one of these States.

We are subject to this regulation. As a result, investors in our shares or ADSs will have to request the prior authorization of the French Minister of Economy before acquiring our ordinary shares or ADSs if: (i) they are (a) a non-French citizen, (b) a French citizen not residing in France, within the meaning of Article 4 B of the French Tax Code, (c) a non-French entity or (d) a French entity controlled by one of the aforementioned individuals or entities; and (ii) such investor (a) acquires control of us, (b) acquires all or part of one of our business lines or (c) is a non-EU or non-EEA investors crossing, directly or indirectly, alone or in concert, the 25% threshold of voting rights in us.

This request for prior authorization must be filed with the French Minister of Economy, which has 30 business days from receipt of the complete file to provide a first decision which may (i) unconditionally authorize the investment or (ii) indicate that further examination is required. In the latter case, the French Minister of Economy must make a second decision within 45 business days from its first decision. In case of lack of response from the French Minister of Economy within the above mentioned timeframe, the authorization will be deemed refused. If the authorization is granted, it may be subject to the signature of a letter of undertakings aimed at protecting the French national interests.

If an investment requiring the prior authorization of the French Minister of Economy is completed without such authorization having been granted, the French Minister of Economy might direct the relevant investor to (i) submit a request for authorization, (ii) have the previous situation restored at its own expense, or (iii) amend the investment.

In the absence of such authorization, the relevant investment shall be deemed null and void.

The relevant investor might also be found criminally liable and might be sanctioned with a fine which cannot exceed the greater of: (i) twice the amount of the relevant investment, (ii) 10% of the annual turnover before tax of the target company and (iii) EUR 5 million (for a company) or EUR 1 million (for an individual).

Failure to comply with such measures could therefore result in significant consequences on the applicable investor. Such measures could also delay or discourage a takeover attempt, and we cannot predict whether these measures will result in a lower or more volatile market price of our ADSs or ordinary shares.

Assignment and Transfer of Shares. Shares are freely negotiable, subject to applicable legal and regulatory provisions (including, in particular, the prohibition on insider trading).

Differences in Corporate Law

The laws applicable to French sociétés anonymes differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain differences between the provisions of the French Commercial Code applicable to us and the Delaware General Corporation Law relating to shareholders’ rights and protections. This summary is not intended to be a complete discussion of the respective rights and it is qualified in its entirety by reference to Delaware law and French law.

	France	Delaware
Number of Directors

Under French law, a société anonyme must have at least three and may have up to 18 directors. The number of directors is fixed by or in the manner provided in the by-laws. In addition, the composition of the board of directors endeavors to seek a balanced representation of women and men. The number of directors of each gender may not be less than 40% when the Company is listed on a regulated market or when the Company meets certain criteria of turnover and number of employees, if not listed on a regulated market. For a board of directors having up to eight members, the difference between each gender may not exceed two. Any appointment made in violation of this limit that is not remedied will be null and void as well as the deliberations taken by the director irregularly appointed. The directors are appointed at the shareholders’ general meeting.

Under Delaware law, a corporation must have at least one director and the number of directors shall be fixed by or in the manner provided in the by-laws (unless fixed by the certificate of incorporation).

Director Qualifications

Under French law, a corporation may prescribe qualifications for directors under its by-laws. In addition, under French law, members of a board of directors of a corporation may be legal entities (with the exception of the Chairman of the board of directors), and such legal entities may designate an individual to represent them and to act on their behalf at meetings of the board of directors.

Under Delaware law, a corporation may prescribe qualifications for directors under its certificate of incorporation or by-laws. Under Delaware law, only individuals may be members of a corporation’s board of directors.

Removal of Directors	Under French law, directors may be removed from office, with or without cause, at any shareholders’ meeting without notice or justification, by a simple majority vote.

Under Delaware law, directors may be removed from office, with or without cause, by a majority stockholder vote, except (1) unless otherwise provided in the certificate of incorporation, in the case of a corporation whose board is classified, stockholders may effect such removal only for cause, or (2) in the case of a company that has cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which such director is a part.

Vacancies on the Board of Directors

Under French law, vacancies on the board of directors resulting from death or a resignation, provided that at least three directors remain in office, may be filled by a majority of the remaining directors pending ratification by the next shareholders’ meeting.

Under Delaware law, unless provided otherwise by the certificate of incorporation or by-laws, vacancies on a corporation’s board of directors, including those caused by an increase in the number of directors, may be filled by a majority of the directors then in office, provided that the court may order an annual meeting upon the application of a director or stockholder if a corporation has not held a meeting within 13 months after the latest of the company’s organization, the last annual meeting or the last action by written consent to elect directors.

Annual General Meeting

Under French law, the annual general meeting of shareholders shall be held at such place, on such date and at such time as decided each year by the board of directors and notified to the shareholders in the convening notice of the annual meeting, within six months after the close of the relevant fiscal year unless such period is extended by court order.

Under Delaware law, the annual meeting of stockholders shall be held at such place as may be designated from time to time by the board of directors or as provided in the certificate of incorporation or by the by-laws and on such date and at such time as provided in the by-laws.

General Meeting

Under French law, general meetings of the shareholders may be called by the board of directors or, failing that, by the statutory auditors, or by a court appointed agent or liquidator in certain circumstances, or by the majority shareholder in capital or voting rights following a public tender offer or exchange offer or the transfer of a controlling block on the date decided by the board of directors or the relevant person.

Under Delaware law, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the by-laws.

Notice of General Meetings

A meeting notice (avis de réunion) is published in the French Journal of Mandatory Statutory Notices (BALO) at least 35 days prior to the date of the shareholders’ meeting. Additionally, a convening notice (avis de convocation) is published at least fifteen days prior to the date of the meeting in a legal gazette of the department in which the registered office of the company is located and in the French Journal of Mandatory Statutory Notices (BALO). Further, shareholders having held registered shares (actions nominatives) for at least one month at the time of the convening notice must be convened individually, by regular letter (or by registered letter if requested by the relevant shareholder) sent to their last known address. This notice to registered

Under Delaware law, unless otherwise provided in the certificate of incorporation or by-laws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than 10 nor more than 60 days before the date of the meeting and shall specify the place, date, hour, means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote, the record date for voting if it is different from the record date determining notice and, in the case of a special meeting, purpose or purposes for which the meeting is called.

shareholders may also be transmitted by electronic means of telecommunication, in lieu of any such mailing, to any shareholder requesting it beforehand by registered letter with acknowledgment of receipt in accordance with legal and regulatory requirements, specifying his e-mail address. When the shareholders’ meeting cannot deliberate due to lack of required quorum, the second meeting must be called at least ten calendar days in advance in the same manner as used for the first notice.

The meeting notice shall specify the name of the company, its legal form, share capital, registered office address, registration number with the French Registry of Commerce and Companies (registre du commerce et des sociétés), the place, date, hour and agenda of the meeting and its nature (ordinary and/or extraordinary meeting). The meeting notice must also indicate the conditions under which the shareholders may vote by correspondence and the places and conditions in which they can obtain voting forms by mail.

Proxy

Each shareholder may attend the meetings and vote (1) in person, or (2) by granting proxy to another shareholder, his/her spouse his/her partner with whom he/she has entered into a civil union or to any natural or legal person of his/her choice, or (3) by sending a proxy to us without indication of the beneficiary (in which case such proxy shall be cast in favor of the resolutions supported by the board of directors and against all other resolutions), or (4) by correspondence, or (5) by videoconference or another means of telecommunication allowing identification of the relevant shareholder in accordance with applicable laws. The proxy is only valid for a single meeting or successive meetings convened with the same agenda. It can also be granted for two meetings, one ordinary, the other extraordinary, held within a period of fifteen days.

Under Delaware law, at any meeting of stockholders, a stockholder may designate another person to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Without limitation to the manner in which a stockholder may authorize another person(s) to act as a proxy for such stockholder, valid authorizations of a proxy include: (1) written authorization naming a proxy executed by the stockholder, or such stockholder’s authorized officer, director, employee or agent, or (2) authorized electronic transmission by the stockholder, or such stockholder’s authorized officer, director, employee or agent, naming a proxy.

Shareholder action by written consent	Under French law, shareholders’ action by written consent is not permitted in a société anonyme.

Under Delaware law, unless otherwise provided in a corporation’s certificate of incorporation, stockholders may act by written consent signed by stockholders having the minimum number of votes that would be necessary to take such action at a meeting.

Preemptive Rights

Under French law, in case of issuance of additional shares or securities giving right, immediately or in the future, to new shares for cash or set-off against cash debts, the existing shareholders have preferential subscription rights possess preemptive rights to subscribe to these securities on a pro rata basis unless such rights are waived by a two-thirds majority of the votes cast by the shareholders present, represented by proxy or voting by mail at the extraordinary meeting deciding or authorizing the capital increase. In case such rights are not waived by the extraordinary general meeting, each shareholder may individually either exercise, assign or not exercise its preferential rights. Preferential subscription rights may only be exercised during the subscription period. In accordance with French law, the exercise period shall not be less than five trading days. Thus, the preferential subscription rights are transferable during a period equivalent to the subscription period but starting two business days prior to the opening of the subscription period and ending two business days prior to the closing of the subscription period.

Delaware law does not provide for the existence of preemptive rights for stockholders as an operation of law; however, stockholders may be granted preemptive rights to subscribe to any or all additional issues of stock of the corporation of any or all classes or series thereof, or to any securities of the corporation convertible into such stock as defined by the corporation’s certificate of incorporation. Such preemptive rights are only granted to the extent expressly stated and granted to the stockholder in the certificate of incorporation.

Sources of Dividends

Under French law, dividends may only be paid by a French société anonyme out of “distributable profits,” plus any distributable reserves and “distributable premium” that the shareholders decide to make available for distribution, other than those reserves that are specifically required by law.

“Distributable profits” consist of the unconsolidated net profits of the relevant corporation for each fiscal year, as increased or reduced by any profit or loss carried forward from prior years.

“Distributable premium” refers to the contribution paid by the shareholders in addition to the par value of their shares for their subscription that the shareholders decide to make available for distribution.

Except in the case of a share capital reduction, no distribution can be made to the shareholders when the net equity is, or would become, lower than the amount of the share capital plus the reserves which

Under Delaware law, subject to any restrictions under a corporation’s certificate of incorporation, dividends may be declared by the board of directors and paid by a Delaware corporation either out of (1) surplus as defined in and computed in accordance with Delaware law or (2) in case there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, except when the capital is diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of capital represented by issued and outstanding stock having a preference on the distribution of assets.

cannot be distributed in accordance with the law or the by-laws.
Repurchase of Shares

Under French law, a corporation may acquire its own ordinary shares. Such acquisition may be challenged on the ground of market abuse regulations. However, the Market Abuse Regulation 596/2014 of April 16, 2014 (MAR) provides for safe harbor exemptions when the acquisition is made in the context of a buy-back program for the following purposes only:

•
 to decrease its share capital, provided that such decision is not driven by losses and that a purchase offer is made to all shareholders on a pro rata basis, with the approval of the shareholders at the extraordinary general meeting, in which case, the shares repurchased must be cancelled within one month from the expiry of the purchase offer;
•
 with a view to distributing within one year of their repurchase the relevant shares to employees or managers under a profit-sharing, free share or share option plan; not to exceed 10% of the share capital, in which case the shares repurchased must be distributed within 12 months from their repurchase failing which they must be cancelled; or
•
to meet obligations arising from debt securities, that are exchangeable into equity instruments.

A simple exemption is provided when the acquisition is made under a liquidity contract to be authorized by the shareholders in accordance with the provisions of Article L.22-10-62 of the French Commercial Code and in accordance with the General Regulation of the Financial Markets Authority (Règlement Général de l’AMF).

All other purposes, and especially share buy-backs for external growth operations pursuant to Article L.22-10-62 of the French Commercial Code, while not forbidden, must be pursued in strict compliance of market manipulations and insider dealing rules.

Under Delaware law, a corporation may purchase, redeem, receive, take or otherwise acquire, own and hold, sell, lend, exchange, transfer or otherwise dispose of, pledge, use and otherwise deal in and with its own shares, provided that such transactions (1) do not impair, or cause any impairment of the capital of the corporation (except as it relates to the preference of stock classes or series); (2) are not executed such that the corporation purchases their stock for more than the price at which such stock may be redeemed; and (3) that the corporation may not redeem any of its shares beyond the limits set by Delaware law. Delaware law does not prohibit the reselling of repurchased or redeemed shares out of surplus and which have not been or are required to be retired as outlined by the corporation’s certificate of incorporation.

Under the MAR and in accordance with the General Regulation of the AMF, a corporation shall report to the competent authority of the trading venue on which the shares have been admitted to trading or are traded, no later than by the end of the seventh daily market session following the date of the execution of the transaction, all the transactions relating to the buy-back program, in a detailed form and in an aggregated form. By exception, a company shall provide to the AMF, on a monthly basis, and to the public on a biannual basis, a summary report of the transactions made under a liquidity contract. No such repurchase of shares may result in the company holding, directly or through a person acting on its behalf, more than 10% of its issued share capital.

Liability of Directors	Under French law, the by-laws may not include any provisions limiting the liability of directors.

Under Delaware law, a corporation’s certificate of incorporation may generally include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for monetary damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:

•
 any breach of the director’s duty of loyalty to the corporation or its stockholders;
•
 acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•
 intentional or negligent payment of unlawful dividends or stock purchases or redemptions;
•
 claims with respect to unlawful payment of dividends and unlawful stock purchases and redemptions; or
•
 any transaction from which the director derives an improper personal benefit

Voting Rights

French law provides that, unless otherwise provided in the by-laws, each shareholder is entitled to one vote for each share of capital stock held by such shareholder. Double voting rights are automatically granted to the shares held in registered form for more than two years, unless provided otherwise in the by-laws. Our by-laws provide that

Delaware law provides that, unless otherwise provided in the certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder.

double voting rights are applicable to ordinary shares.
Shareholder Vote on Certain Transactions

Generally, under French law, completion of a merger, dissolution, sale, lease or exchange of all or substantially all of a corporation’s assets requires: approval by a two-thirds majority of the votes cast by the shareholders present, represented by proxy or voting by mail at the relevant meeting, or in the case of a merger with a non-EU company, approval of all the shareholders of the corporation.

Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock or under other certain circumstances, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires:

•
 the approval of the board of directors; and
•
 approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.

Dissent or Dissenters’ Apparaisal Rights

French law does not provide for any such right but provides that a merger is subject, depending on the circumstances of the merger, to either the shareholders’ approval by a two-thirds majority of the votes cast, or unanimous decisions of the shareholders, as stated above.

Under Delaware law, a holder of shares of any class or series has the right, in specified circumstances, to dissent from a merger or consolidation by demanding payment in cash for the stockholder’s shares equal to the fair value of those shares, as determined by the Delaware Chancery Court in an action timely brought by the corporation or a dissenting stockholder. Unless otherwise provided in the certificate of incorporation, Delaware law grants these appraisal rights only in the case of mergers or consolidations and not in the case of a sale or transfer of assets or a purchase of assets for stock. Further, no appraisal rights are available for shares of any class or series that is listed on a national securities exchange or held of record by more than 2,000 stockholders, unless the agreement of merger or consolidation requires the holders to accept for their shares anything other than:

•
 shares of stock of the surviving corporation;
•
 shares of stock of another corporation that are either listed on a national securities exchange or held of record by more than 2,000 stockholders;
•
 cash in lieu of fractional shares of the stock described in the two preceding bullet points; or
•
 any combination of the above.

In addition, appraisal rights are not available to holders of shares of the surviving corporation in specified mergers that do not require the vote of the stockholders of the surviving corporation.

Standard of Conduct for Directors

French law does not contain specific provisions setting forth the standard of conduct of a director. However, directors have a duty to act without self- interest, on a well-informed basis and they cannot make any decision against a corporation’s corporate interest (intérêt social). In addition, the directors shall take into account social and environmental issues arising out of the Company’s activity.

Delaware law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the stockholders.

Shareholder Suits

French law provides that a shareholder, or a group of shareholders, may initiate a legal action to seek indemnification from the directors of a corporation in the corporation’s interest if it fails to bring such legal action itself. If so, any damages awarded by the court are paid to the corporation and any legal fees relating to such action are borne by the relevant shareholder or the group of shareholders. The plaintiff must remain a shareholder throughout the duration of the legal action. There is no other case where shareholders may initiate a derivative action to enforce a right of a corporation. A shareholder may alternatively or cumulatively bring an individual legal action against the directors, provided he has suffered distinct damages from those suffered by the corporation. In this case, any damages awarded by the court are paid to the relevant shareholder.

Under Delaware law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must: state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiff’s shares thereafter devolved on the plaintiff by operation of law; and allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff’s failure to obtain the action; or state the reasons for not making the effort. Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.

Amendment of Certificate of Incorporation

Unlike companies incorporated under Delaware law, the organizational documents of which comprise both a certificate of incorporation and by- laws, companies incorporated under French law only have by-laws (statuts) as organizational documents. As indicated in the paragraph below, only the extraordinary shareholders’

Under Delaware law, generally a corporation may amend its certificate of incorporation if: its board of directors has adopted a resolution setting forth the amendment proposed and declared its advisability, and the amendment is adopted by the affirmative votes of a majority (or greater percentage as may be specified by the certificate of meeting is authorized to adopt or amend the by-laws under French law.

incorporation) of the outstanding shares entitled to vote on the amendment and a majority (or greater percentage as may be specified by the certificate of incorporation) of the outstanding shares of each class or series of stock, if any, entitled to vote on the amendment as a class or series.

Amendment of By- laws

Under French law, only the extraordinary shareholders’ meeting is authorized to adopt or amend the by-laws. The extraordinary shareholders’ meeting may authorize the board of directors to amend the by-laws to comply with mandatory legal provisions, subject to the ratification of such amendments by the next extraordinary shareholders’ meeting.

Under Delaware law, the stockholders entitled to vote have the power to adopt, amend or repeal by-laws. A corporation may also confer, in its certificate of incorporation, that power upon the board of directors.

AMERICAN DEPOSITARY SHARES

The description below reflects certain terms of the Deposit Agreement, and summarizes the material rights of holders of our ADSs.

General

Each ADS represents the right to receive, and to exercise the beneficial interests in one ordinary share that are on deposit with the depositary and/or Custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary bank or the Custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. The Custodian, the depositary and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary, the Custodian or their nominees.

Beneficial ownership in the deposited property will under the terms of the Deposit Agreement be vested in the beneficial owners of the ADSs. The depositary, the Custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of such ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests, in the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary, and the depositary (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the Custodian or their respective nominees, in each case upon the terms of the Deposit Agreement.

An owner of ADSs will not be treated as one of our shareholders and will not have direct shareholder rights. The depositary will hold on such owner’s behalf the shareholder rights attached to the ordinary shares underlying such owner’s ADSs. Accordingly, an owner of ADSs will be able to exercise the shareholder’s rights for the ordinary shares represented by such owner’s ADSs through the depositary only to the extent contemplated in the Deposit Agreement. To exercise any shareholder rights not contemplated in the Deposit Agreement, an ADS owner will need to arrange for the cancellation of such owner’s ADSs and become a direct shareholder.

This summary description assumes ADSs are owned directly by means of an ADS registered in the owner’s name and, as such, such owner is referred to as the “holder.” ADSs may also be held by means of an ADR registered in an owner’s name, through a brokerage or safekeeping account, or through an account established by the depositary in such owner’s name reflecting the registration of uncertificated ADSs directly on the books of the depositary, commonly referred to as the direct registration system, or DRS.

Dividends and Distributions

A holder of ADSs generally has the right to receive the distributions we make on the securities deposited with the Custodian. A holder’s receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the Deposit Agreement in proportion to the number of ADSs held as of a specified record date, after deduction of the applicable fees, taxes and expenses.

Distributions of Cash

Whenever we make a cash distribution for the securities on deposit with the Custodian, we will deposit the funds with the Custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to French laws and regulations.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the Custodian in respect of securities on deposit.

The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the Deposit Agreement. The depositary will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.

Distributions of Shares

Whenever we make a free distribution of ordinary shares for the securities on deposit with the Custodian, we will deposit the applicable number of ordinary shares with the Custodian. Upon receipt of confirmation of such deposit, the depositary will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to-ordinary share ratio, in which case each ADS a holder holds will represent rights and interests in the additional ordinary shares so deposited. Only whole new ADSs will be distributed; fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-ordinary share ratio upon a distribution of ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the Deposit Agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new ordinary shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary does not distribute new ADSs as described above, it may sell the ordinary shares received upon the terms described in the Deposit Agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever we intend to distribute rights to purchase additional ordinary shares, we will give prior notice to the depositary and we will assist the depositary in determining whether it is lawful and practicable to distribute rights to purchase additional ADSs to holders.

The depositary will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the Deposit Agreement (such as opinions to address the lawfulness of the transaction). A holder may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of such holder’s rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new ordinary shares other than in the form of ADSs.

The depositary will not distribute the rights to a holder if:

•	we do not timely request that the rights be distributed to holders or we request that the rights not be distributed to holders; or

•	we fail to deliver satisfactory documents to the depositary; or

•	it is not practicable to distribute the rights.

The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary and will indicate whether we wish the elective distribution to be made available to holders. In such case, we will assist the depositary in determining whether such distribution is lawful and practicable.

The depositary will make the election available to holders only if it is practicable and if we have provided all of the documentation contemplated in the Deposit Agreement. In such case, the depositary will establish procedures to enable holders to elect to receive either cash or additional ADSs, in each case as described in the Deposit Agreement.

If the election is not made available to holders, such holders will receive either cash or additional ADSs, depending on what a shareholder in France would receive upon failing to make an election, as more fully described in the Deposit Agreement.

Other Distributions

Whenever we intend to distribute property other than cash, ordinary shares or rights to purchase additional ordinary shares, we will notify the depositary in advance and will indicate whether we wish such distribution to be made to holders. If so, we will assist the depositary in determining whether such distribution to holders is lawful and practicable.

If it is practicable to distribute such property to holders and if we provide all of the documentation contemplated in the Deposit Agreement, the depositary will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the Deposit Agreement. In order to pay such taxes and governmental charges, the depositary bank may sell all or a portion of the property received.

The depositary will not distribute the property to holders and will sell the property if:

•	we do not request that the property be distributed to holders or if we ask that the property not be distributed to holders; or
•	we do not deliver satisfactory documents to the depositary bank; or
•	the depositary determines that all or a portion of the distribution to holders is not practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever we decide to redeem any of the securities on deposit with the Custodian, we will notify the depositary in advance. If it is practicable and if we provide all of the documentation contemplated in the Deposit Agreement, the depositary will provide notice of the redemption to the holders.

The Custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary will convert the redemption funds received into U.S. dollars upon the terms of the Deposit Agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary. Holders may have to pay fees, expenses, taxes and other governmental charges upon the redemption of their ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.

Changes Affecting Ordinary Shares

The ordinary shares held on deposit for a holder’s ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or reclassification of such ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets.

If any such change were to occur, such holder’s ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The depositary may in such circumstances deliver new ADSs to such holder, amend the Deposit Agreement, the ADRs and the applicable registration statement(s) on Form F-6, call for the exchange of such holder’s existing ADRs for new ADRs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the ordinary shares held in deposit for such holder’s ADSs. If the depositary bank may not lawfully distribute such property to such holder, the depositary may sell such property and distribute the net proceeds to such holder as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Ordinary Shares

The depositary may create ADSs on a holder’s behalf if such holder or such holder’s broker deposits ordinary shares with the Custodian. The depositary will deliver these ADSs to the person such holder indicates only after such holder pays any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares to the Custodian. A holder’s ability to deposit ordinary shares and receive ADSs may be limited by U.S. and French legal considerations applicable at the time of deposit.

The issuance of ADSs may be delayed until the depositary or the Custodian receives confirmation that all required approvals have been given and that the ordinary shares have been duly transferred to the Custodian.

The depositary will only issue ADSs in whole numbers.

When a holder makes a deposit of ordinary shares, such holder will be responsible for transferring good and valid title to the depositary. Accordingly, such holder will be deemed to represent and warrant that:

•	The ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.
•	All preemptive (and similar) rights, if any, with respect to such ordinary shares have been validly waived or exercised.
•	Such holder is duly authorized to deposit the ordinary shares.
•

The ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the Deposit Agreement).

•	The ordinary shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary may, at such holder’s cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination and Split Up of ADRs

An ADR holder will be entitled to transfer, combine or split up such holder’s ADRs and the ADSs evidenced thereby. For transfers of ADRs, a holder will have to surrender the ADRs to be transferred to the depositary and also must:

•	ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;
•	provide such proof of identity and genuineness of signatures as the depositary deems appropriate;
•	provide any transfer stamps required by the State of New York or the United States; and
•	pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the Deposit Agreement, upon the transfer of ADRs.

To have ADRs either combined or split up, a holder must surrender the ADRs in question to the depositary with such holder’s request to have them combined or split up, and such holder must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the Deposit Agreement, upon a combination or split up of ADRs.

Withdrawal of Ordinary Shares Upon Cancellation of ADSs

A holder will be entitled to present such holder’s ADSs to the depositary for cancellation and then receive the corresponding number of underlying ordinary shares at the Custodian’s offices. A holder’s ability to withdraw the ordinary shares held in respect of the ADSs may be limited by U.S. and French legal considerations applicable at the time of withdrawal. In order to withdraw the ordinary shares represented by a holder’s ADSs, such holder will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares being withdrawn. Holders assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the Deposit Agreement.

If a holder holds ADSs registered in such holder’s name, the depositary may ask such holder to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel such holder’s ADSs. The withdrawal of the ordinary shares represented by a holder’s ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. The depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.

A holder will have the right to withdraw the securities represented by such holder’s ADSs at any time except for:

•

temporary delays that may arise because (1) the transfer books for the ordinary shares or ADSs are closed, or (2) ordinary shares are immobilized on account of a shareholders’ meeting or a payment of dividends;

•	obligations to pay fees, taxes and similar charges; or
•	restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The Deposit Agreement may not be modified to impair a holder’s right to withdraw the securities represented by such holder’s ADSs except to comply with mandatory provisions of law.

Voting Rights

A holder generally has the right under the Deposit Agreement to instruct the depositary to exercise the voting rights for the ordinary shares represented by such holder’s ADSs.

At our request, the depositary will distribute to holders any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by ADSs.

If the depositary timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities (in person or by proxy) represented by the holder’s ADSs in accordance with such voting instructions.

The ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit.

If the depositary receives voting instructions from a holder of ADSs that fail to specify the manner in which the depositary is to vote, the depositary will deem such holder (unless otherwise specified in the notice distributed to holders) to have instructed the depositary to vote in favor of all resolutions endorsed by our board of directors. With respect to securities represented by ADSs for which no timely voting instructions are received by the depositary from the holder, the depositary will (unless otherwise specified in the notice distributed to holders) deem such holder to have instructed the depositary to give a discretionary proxy to a person designated by us to vote the securities. However, no such discretionary proxy will be given by the depositary with respect to any matter to be voted upon as to which we inform the depositary that we do not wish such proxy to be given, substantial opposition exists, or the rights of holders of securities may be materially adversely affected.

Fees and Charges

Holders will be required to pay certain fees under the terms of the depositary agreement. Holders will be notified in advance of all applicable fees by us or the depositary.

Holders will also be responsible to pay certain fees and expenses incurred by the depositary and certain taxes and governmental charges such as:

•	taxes (including applicable interest and penalties) and other governmental charges;
•

the registration fees as may from time to time be in effect for the registration of ordinary shares on the share register and applicable to transfers of ordinary shares to or from the name of the Custodian, the depositary or any nominees upon the making of deposits and withdrawals, respectively;

•	certain cable, telex and facsimile transmission and delivery expenses;
•	the expenses and charges incurred by the depositary in the conversion of foreign currency;
•	the fees and expenses incurred by the depositary in connection with the compliance with exchange control regulations and other regulatory requirements applicable to ordinary shares, ADSs and ADRs; and
•	the fees and expenses incurred by the depositary, the Custodian, or any nominee in connection with the servicing or delivery of deposited property.

ADS fees and charges payable upon (1) deposit of ordinary shares against issuance of ADSs and (2) surrender of ADSs for cancellation and withdrawal of ordinary shares are charged to the person to whom the ADSs are delivered (in the case of ADS issuances) and to the person who delivers the ADS, for cancellation (in the case of ADS cancellations). In the case of ADSs issued by the depositary into DTC or presented to the depositary via DTC, the ADS issuance and cancellation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the ADSs or the DTC participant(s) surrendering the ADSs for cancellation, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account(s) of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participant(s) as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are charged to the holders as of the applicable ADS record date. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (1) distributions other than cash and (2) the ADS service fee, holders as of the ADS record date will be invoiced for the amount of the ADS fees and charges and such ADS fees and charges may be deducted from distributions made to holders of ADSs. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC, and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such ADS fees and charges to the beneficial owners for whom they hold ADSs.

In the event of refusal to pay the depositary fees, the depositary may, under the terms of the Deposit Agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the holder.

The depositary may reimburse us for certain expenses incurred by us in respect of the ADR program, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary agree from time to time.

Amendments and Termination

We may agree with the depositary to modify the Deposit Agreement at any time without holders’ consent. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the Deposit Agreement. We will not consider to be materially prejudicial to holders’ substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges holders are required to pay. In addition, we may not be able to provide holders with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

Holders will be bound by the modifications to the Deposit Agreement if they continue to hold ADSs after the modifications to the Deposit Agreement become effective. The Deposit Agreement cannot be amended to prevent holders from withdrawing the ordinary shares represented by their ADSs (except as permitted by law).

We have the right to direct the depositary to terminate the Deposit Agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the Deposit Agreement. In either case, the depositary must give notice to the holders at least 30 days before termination. Until termination, holders’ rights under the Deposit Agreement will be unaffected.

After termination, the depositary will continue to collect distributions received (but will not distribute any such property until a holder requests the cancellation of such holder’s ADSs) and may sell the securities held on deposit. After the sale, the depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

Books of Depositary

The depositary will maintain holder records at its depositary office. A holder may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the Deposit Agreement.

The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The Deposit Agreement limits our obligations and the depositary’s obligations to holders. Note the following:

•	We and the depositary are obligated only to take the actions specifically stated in the Deposit Agreement without negligence or bad faith.
•

The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the Deposit Agreement.

•

The depositary disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to holders on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares, for the validity or worth of the ordinary shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the Deposit Agreement, for the timeliness of any of our notices or for our failure to give notice.

•	We and the depositary will not be obligated to perform any act that is inconsistent with the terms of the Deposit Agreement.

•

We and the depositary disclaim any liability if we or the depositary are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the Deposit Agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our By-laws, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

•

We and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement or in our By-laws or in any provisions of or governing the securities on deposit.

•

We and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting ordinary shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•

We and the depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of ordinary shares but is not, under the terms of the Deposit Agreement, made available to holders.

•	We and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.
•	We and the depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the Deposit Agreement.
•	No disclaimer of any Securities Act liability is intended by any provision of the Deposit Agreement.

Pre-Release Transactions

Subject to the terms and conditions of the Deposit Agreement, the depositary may issue to broker/dealers ADSs before receiving a deposit of ordinary shares or release ordinary shares to broker/dealers before receiving ADSs for cancellation. These transactions are commonly referred to as “pre-release transactions,” and are entered into between the depositary and the applicable broker/dealer. The Deposit Agreement limits the aggregate size of pre-release transactions (not to exceed 30% of the ordinary shares on deposit in the aggregate) and imposes a number of conditions on such transactions (e.g., the need to receive collateral, the type of collateral required and the representations required from brokers). The depositary may retain the compensation received from the pre-release transactions.

Taxes

A holder will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary and the Custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. A holder will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the Custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on holders’ behalf. However, a holder may be required to provide to the depositary and to the Custodian proof of taxpayer status and residence and such other information as the depositary and the Custodian may require to fulfill legal obligations. A holder is required to indemnify us, the depositary and the Custodian for any claims with respect to taxes based on any tax benefit obtained for such holder.

Foreign Currency Conversion

The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the Deposit Agreement. A holder may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:

•	convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical;

•	distribute the foreign currency to holders for whom the distribution is lawful and practical; and

•	hold the foreign currency (without liability for interest) for the applicable holders.

Governing Law/Waiver of Jury Trial

The Deposit Agreement and the ADRs will be interpreted in accordance with the laws of the State of New York. The rights of holders of ordinary shares (including ordinary shares represented by ADSs) are governed by the laws of France.